Exhibit (a)(10)

Agreement to Terms of Election

1. If I cease to remain employed by Citrix or any affiliated entity after I tender my Eligible Options but before Citrix accepts those options for amendment, my Eligible Options will not be amended, and I will not become entitled to any Cash Payment.

2. Until the Expiration Date, I will have the right to change my election with respect to my Eligible Options. However, after that date I will have no further right to change my election with respect to my Eligible Options, unless Citrix does not accept my tendered Eligible Options before 11:59 P.M. Eastern Time on October 8, 2007, which is the 20th business day after commencement of the Offer. I may then revoke my elections with respect to my tendered Eligible Options at any time prior to Citrix’s acceptance of those options for amendment pursuant to the Tender Offer.

3. The tender of my Eligible Options pursuant to the procedures described in Section 4 of the Offer to Amend document and the instructions to the Election Form will constitute my acceptance of all of the terms and conditions of the Tender Offer and of the Amendment Agreement. Citrix’s acceptance of my tendered Eligible Options for amendment pursuant to the Tender Offer will constitute a binding agreement between Citrix and me upon the terms and subject to the conditions of the Tender Offer and subject to the Terms of the Amendment Agreement.

4. I am the registered holder of the Eligible Options tendered hereby, and my name and any other information appearing on the cover page of this Election Form are true and correct.

5. I am not required to tender my Eligible Options pursuant to the Tender Offer. However, if I do not tender such options or if those options are not otherwise amended pursuant to the Offer, then I must take other action on my own with respect to those options in order to bring those options into compliance with Section 409A of the Internal Revenue Code and any other similar state tax laws and thereby avoid adverse tax consequences.

6. Citrix cannot give me legal, tax or investment advice with respect to the Offer and has advised me to consult with my own legal, tax and investment advisor as to the consequences of participating or not participating in the Tender Offer.

7. Under certain circumstances set forth in the Offer to Amend, Citrix may terminate or amend the Tender Offer and postpone its acceptance and amendment of the tendered Eligible Options. In the event the Eligible Options tendered herewith are not accepted for amendment, those options will be returned to me promptly following the expiration or termination of the Offer.

8. I understand that neither Citrix nor Citrix’s Board of Directors is making any recommendation as to whether I should tender or refrain from tendering my Eligible Options for amendment, and that I must make my own decision whether to tender my Eligible Options, taking into account my own personal circumstances and preferences. I understand that the Amended Options resulting from the amendment of my tendered Eligible Options may decline in value and may be “out of the money” when I decide to exercise those options. I further understand that past and current market prices of Citrix common stock may provide little or no basis for predicting what the market price of Citrix common stock will be when Citrix amends my tendered Eligible Options or at any other time in the future.

9. I hereby acknowledge that I have read the documents related to the Offer listed below, each of which is incorporated herein by reference:

Offer To Amend

Instructions to this Election Form

Stock Option Amendment and Cash Payment Agreement

10. I hereby elect to participate in the Tender Offer with respect to my Eligible Options as previously identified, and I hereby tender such Eligible Options for amendment in accordance with the Offer to Amend document. I agree that the options identified are the Eligible Options I hold. I agree and understand that the Eligible Options which I have elected to tender in the Tender Offer will be amended by Citrix unless I submit a new, properly completed Election Form prior to the expiration of the Tender Offer.

11. I further understand that I will receive an Election Confirmation Statement via email at my Citrix email address listed below within one to two business day after the submission of my Election Form on the Offer website. If I do not receive an Election Confirmation Statement in the timeframe prescribed, I agree that it is my responsibility to confirm that Citrix has received my complete submission by emailing a copy of my Election Information Statement (which I will have printed out from the Tender Offer website at the time I submit my Election Form online) to the Stock Administration Department at employeeservices-stock@citrix.com prior to 11:59 P.M. Eastern Time on October 8, 2007.

12. I acknowledge that the Tender Offer and the documents and communications regarding the Tender Offer are being delivered to me electronically. Such means of electronic delivery may include, but does not necessarily include, the delivery of a link to a Citrix intranet, the delivery of a document via email or such other means of delivery specified by Citrix. By executing this Election Form, I acknowledge that I have read this provision and consent to the electronic delivery of the documents. I acknowledge that I may receive from Citrix a paper copy of any documents delivered electronically at no cost to me by contacting Citrix using the contact information on the Instructions to the Election Form. I further acknowledge that I will be provided with a paper copy of any documents if the attempted electronic delivery of such documents fails. Similarly, I understand that I must provide Citrix with a paper copy of any documents if my attempted delivery of such documents electronically fails.

13. My electronic signature is required in order to participate in this offer. By clicking on the I AGREE button below I am agreeing to the terms of the Election Form and the Amendment Agreement and to the use of an electronic signature which will make my election a binding agreement between Citrix and me upon the terms and conditions of the Tender Offer and the Amendment Agreement.

Email Address	BESSIE.PETROUTSAS@CITRIX.COM

Employee ID	02091